Amendment no. 1 to pricing supplement dated May 5, 2017 To prospectus dated April 15, 2016, prospectus supplement dated April 15, 2016 and product supplement no. 4-I dated April 15, 2016	Registration Statement Nos. 333-209682 and 333-209682-01 Dated May 12, 2017 Rule 424(b)(3)

JPMorgan Chase Financial Company LLC
Structured Investments	$2,460,000 Digital Dual Directional Contingent Buffered Notes Linked to the Common Stock of Bank of America Corporation due May 23, 2018 Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

Notwithstanding anything to the contrary set forth in the pricing supplement dated May 5, 2017, related to the notes referred to above (the “pricing supplement”), the Bloomberg ticker for the Common Stock of Bank of America Corporation is “BAC.”

CUSIP:	46647MBT9

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page PS-10 of the accompanying product supplement and “Selected Risk Considerations” beginning on page PS-4 of this pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

You should read this amendment together with the pricing supplement and the related product supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below. Please also see “Additional Terms Specific to the Notes” in the pricing supplement.

•	Pricing supplement dated May 5, 2017: http://www.sec.gov/Archives/edgar/data/1665650/000114036117018983/form424b2.htm
•	Product supplement no. 4-I dated April 15, 2016: http://www.sec.gov/Archives/edgar/data/19617/000095010316012644/crt_dp64831-424b2.pdf
•	Prospectus supplement and prospectus, each dated April 15, 2016: http://www.sec.gov/Archives/edgar/data/19617/000095010316012636/crt_dp64952-424b2.pdf